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                                                                    EXHIBIT 4.4

                         SECOND MODIFICATION AGREEMENT



THIS SECOND MODIFICATION AGREEMENT ("MODIFICATION") is made as of November 15, 1999, by and between PHOENIX MEDICAL TECHNOLOGY, INC., a Delaware corporation ("BORROWER") and LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("LASALLE").


                                    RECITALS

Pursuant to the terms and provisions of a Loan and Security Agreement dated June 21, 1999 by and between the BORROWER and LASALLE, as previously amended ("LOAN AGREEMENT"), LASALLE is providing to the BORROWER certain credit accommodations, including a revolving line of credit in the maximum principal amount of Three Million Eight Hundred Thousand Dollars ($3,800,000.00), a term loan in the maximum principal amount of One Million Seven Hundred Thousand Dollars ($1,700,000.00) and a capital expenditure credit facility in the maximum amount of Five Hundred Thousand Dollars ($500,000.00) (collectively, "LOANS").

The BORROWER's obligations to LASALLE under the LOANS are secured by: (a) the security interest and liens granted in the LOAN AGREEMENT; (b) the mortgage lien granted in the Mortgage and Absolute Assignment of Rents dated June 21, 1999 from the BORROWER to LASALLE ("MORTGAGE"); (c) the Trademark Security Agreement dated June 21, 1999 by and between the BORROWER and LASALLE ("TRADEMARK AGREEMENT"); and (d) the Patent Security Agreement dated June 21, 1999 by and between the BORROWER and LASALLE ("PATENT AGREEMENT").

In addition, the LOAN has the benefit of: (a) the Subordination Agreement dated July 28, 1999 by and between the BORROWER and Williamsburg County, South Carolina; and (b) the Subordination and Intercreditor Agreement dated June 21, 1999 by and between LASALLE and London International Group, Inc. (collectively, "SUBORDINATION AGREEMENTS"). As used herein the term "LOAN DOCUMENTS") means collectively the LOAN AGREEMENT, the MORTGAGE, the TRADEMARK AGREEMENT, the PATENT AGREEMENT, the SUBORDINATION AGREEMENTS and all other documents evidencing, securing or otherwise documenting the LOANS.

As of this date, the BORROWER is in violation of the covenants contained in paragraphs 14(m)(ii) and 14(m)(iii) of the LOAN AGREEMENT (collectively, "EXISTING COVENANT VIOLATIONS").

The BORROWER has requested that LASALLE: (a) waive its rights to declare a default based upon the EXISTING COVENANT VIOLATIONS; and (b) modify the financial covenants contained in the LOAN AGREEMENT. LASALLE is willing to consent to the requests of the BORROWER subject to the terms and provisions of this MODIFICATION.


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NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Recitals. The parties acknowledge the accuracy of the Recitals and hereby incorporate the Recitals into this MODIFICATION.

Section 2. Waiver. LASALLE hereby waives its right to declare a default under the LOAN AGREEMENT as a result of the EXISTING COVENANT VIOLATIONS. This waiver is specifically limited to the EXISTING COVENANT VIOLATIONS as of the date of this MODIFICATION and LASALLE hereby reserves all of its rights and remedies which may arise as a result of any other existing defaults under the LOAN AGREEMENT or any other LOAN DOCUMENT or as a result of any future violation of any covenants under the LOAN AGREEMENT or any other LOAN DOCUMENT.

Section 3. Amendment To Loan Agreement. The LOAN AGREEMENT is hereby amended as follows:

         a. Paragraph 1.(a) of the LOAN AGREEMENT is hereby amended by deleting its present language in its entirety and substituting in lieu thereof the following:

                  "Debt Service Coverage Ratio" shall mean, with respect to any period, the ratio of: (i) net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus deferred taxes, plus depreciation and amortization deducted in determining net income for such period, minus Capital Expenditures for such period not financed, minus any cash dividends paid or accrued and cash withdrawals paid or accrued to shareholders or other Affiliates for such period which were not calculated in determining net income after taxes, and plus the after-tax increase in LIFO reserves or minus the after tax decrease in LIFO reserves; to (ii) current principal maturities of long term debt, which has not been subordinated to the Borrower's obligations to LaSalle pursuant to a writing acceptable to LaSalle, and capitalized leases paid or scheduled to be paid during such period.

         b. Paragraph 5.(a) of the LOAN AGREEMENT is hereby amended by deleting its existing language in its entirety and substituting in lieu thereof the following:

                           (a) Rates Of Interest. Interest accrued on all Loans shall be due on the earliest of: (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month; (ii) the occurrence of an Event of Default in consequence of which


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         LaSalle elects to accelerate the maturity and payment of the
         Liabilities; or (iii) termination of this Agreement pursuant to paragraph 12 hereof. Interest shall accrue on: (A) the unpaid principal balance of the Term Loan made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to two and one-quarter percent (2.25%) above the Prime Rate; (B) the unpaid principal balance of the Capital Expenditure Loan made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to two and one-quarter percent (2.25%) above the Prime Rate; and
         (C) the principal amount of the Revolving Loans made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to two percent (2.0%) above the Prime Rate. The rate of interest payable on the Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate occurs. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest on demand at a rate per annum equal to the rate of interest then in effect plus two percent (2%).

         c. Paragraph 14.(m) is hereby amended by deleting its present language in its entirety and substituting in lieu thereof the following:

                  (m) Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below until the termination of this Agreement and the repayment of all Liabilities. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Borrower delivered on or before the Closing Date:

                           (i) Consolidated Tangible Net Worth. Borrower and its Subsidiaries, on a consolidated basis, shall maintain as of the end of (A) the fiscal quarter ending December 31, 1999, a Tangible Net Worth of not less than Six Hundred Fifty Thousand Dollars ($650,000.00), and (B) each fiscal quarter commencing with March 31, 2000 and continuing until this Agreement is terminated and all of the Liabilities have been repaid, a Tangible Net Worth of not less than Five Hundred Seventy-Five Thousand Dollars ($575,000.00);

                           (ii) Consolidated Interest Coverage Ratio. Borrower and its Subsidiaries, on a consolidated basis, shall have:
         (A) as of the last day of (and for) the three (3) month period ending March 31, 2000, a ratio of (1) EBITDA for such period minus Capital Expenditures for such period not financed, to (2) interest expense for such period, of not less than 0.85 to 1.0; (B) as of the last day of (and for) the six month period ending June 30, 2000, a ratio of (1) EBITDA for


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         such period minus Capital Expenditures for such period not financed, to (2) interest expense for such period, of not less than 1.0 to 1.0;
         (C) as of the last day of (and for) the nine month period ending September 30, 2000, a ratio of (1) EBITDA for such period minus Capital Expenditures for such period not financed, to (2) interest expense for such period, of not less than 1.1 to 1.0; and (D) as of the last day of (and for) each twelve month period ending on the last day of a fiscal quarter commencing with the quarter ending December 31, 2000, a ratio of (1) EBITDA for such period minus Capital Expenditures for such period not financed, to (2) interest expense for such period, of not less than 1.5 to 1.0.

                           (iii) Consolidated Debt Service Coverage Ratio. Borrower and its Subsidiaries, on a consolidated basis, shall have:
         (A) as of the last day of (and for) the three (3) month period ending June 30, 2000, a Debt Service Coverage Ratio of not less than 0.90 to 1.0; (B) as of the last day of (and for) the six month period ending September 30, 2000, a Debt Service Coverage Ratio of not less than
         0.90 to 1.0; (C) as of the last day of (and for) the nine month period ending December 31, 2000, a Debt Service Coverage Ratio of not less than 1.10 to 1.0; and (D) as of the last day of (and for) each twelve month period ending on the last day of a fiscal quarter commencing with the quarter ending March 31, 2000, a Debt Service Coverage Ratio of not less than 1.25 to 1.0.

                           (iv) Consolidated Capital Expenditures. Borrower and its Subsidiaries, on a consolidated basis, shall not: (A) make Capital Expenditures, which are not financed by term loans or capital leases of an aggregate amount of more than (1) Two Hundred Thousand Dollars ($200,000.00) during the period between the Closing Date and December 31, 1999, inclusive, or (2) Two Hundred Thousand Dollars ($200,000.00) during any fiscal year of the Borrower thereafter; or
         (B) make any Capital Expenditures, which are financed by term loans (other than the Capital Expenditure Loan) or capital leases, of an aggregate amount of more than (a) Two Hundred Thousand Dollars ($200,000.00) through the period between the Closing Date and December 31, 1999, inclusive, or (b) One Hundred Thousand Dollars ($100,000.00) during any fiscal year of the Borrower thereafter.

                           (v) Consolidated EBITDA. Borrower and its Subsidiaries, on a consolidated basis, shall have as of the last day of (and for): (A) December, 1999, EBITDA for such period of not less than Twenty- Five Thousand Dollars ($25,000.00); (B) the two month period ending January 31, 2000, EBITDA for such period of not less than Negative Sixty Thousand Dollars (-$60,000.00); (C) the three month period ending February 29, 2000, EBITDA for such period of not less than Negative Fifteen Thousand Dollars (- $15,000.00); (D) the four month period ending March 31, 2000, EBITDA for such period of not less than One Hundred Twenty-Four Thousand


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         Dollars ($124,000.00); (E) the five month period ending April 30,
         2000, EBITDA for such period of not less than One Hundred Seven Thousand Dollars ($107,000.00); (F) the six month period ending May 31, 2000, EBITDA for such period of not less than Two Hundred Fifty-Eight Thousand Dollars ($258,000.00); (G) the seven month period ending June 30, 2000, EBITDA for such period of not less than Two Hundred Seventy-Eight Thousand Dollars ($278,000.00); (H) the eight month period ending July 31, 2000, EBITDA for such period of not less than Three Hundred Eighty Thousand Dollars ($380,000.00); (I) the nine month period ending August 31, 2000, EBITDA for such period of not less than Four Hundred Eighty Thousand Dollars ($480,000.00); (J) the ten month period ending September 30, 2000, EBITDA for such period of not less than Five Hundred Eighty Thousand Dollars ($580,000.00); (K) the eleven month period ending October 31, 2000, EBITDA for such period of not less than Seven Hundred Thousand Dollars ($700,000.00);
         (L) the twelve month period ending November 30, 2000, EBITDA for such period of not less than Eight Hundred Twenty-Five Thousand Dollars ($825,000.00); and (M) each twelve month period ending on the last day of a calendar month commencing with the twelve month period ending December 31, 2000, EBITDA for such period of not less than Nine Hundred Thousand Dollars ($900,000.00).

Section 4. Other Terms. Except as specifically modified herein, all other terms and provisions of the LOAN DOCUMENTS remain in full force and effect and are hereby ratified and confirmed. It is the specific intention of the parties hereto that the modifications contained herein shall not constitute a novation of any of the BORROWER's obligations to LASALLE.

Section 5. Final Agreement. This MODIFICATION and the other LOAN DOCUMENTS, as modified herein, constitute the entire agreement between the parties hereto with respect to the LOANS, and may not be altered, modified or amended except by a writing executed by LASALLE and the BORROWER.

Section 6. Fees And Expenses. The BORROWER shall pay all costs and expenses incurred by LASALLE in connection with this MODIFICATION, including, but not limited to, all attorneys' fees.

Section 7. Binding Effect. This MODIFICATION shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective personal representatives, successors and assigns.

Section 8. Choice Of Law. The laws of the State of Maryland (excluding, however, conflicts of law principles) shall govern and be applied to determine all issues relating to this MODIFICATION and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this MODIFICATION and its various provisions and the consequences and legal effect of all transactions and events which resulted in the execution of this MODIFICATION or which occurred or were to occur


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as a direct or indirect result of this MODIFICATION having been executed.

Section 9. Consent To Jurisdiction; Agreement As To Venue. The BORROWER irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Maryland and of the United States District Court for the District of Maryland, if a basis for federal jurisdiction exists. In addition, the BORROWER agrees that venue shall be proper in any circuit court of the State of Maryland selected by LASALLE or in the United States District Court for the District of Maryland if a basis for federal jurisdiction exists, and the BORROWER waives any right to object to the maintenance of a suit in any of the state or federal courts of the State of Maryland on the basis of improper venue or of inconvenience of forum.

Section 10. Tense, Gender, Defined Terms, Captions. As used herein, the plural shall refer to and include the singular, and the singular shall refer to and include the plural. The use of any gender shall include and refer to any other gender. All defined terms are completely capitalized throughout this MODIFICATION. All captions are for the purpose of convenience only.

Section 11. Time. Time is of the essence with respect to this MODIFICATION and all terms and conditions described herein.

Section 12. Release Of Claims. The BORROWER hereby releases, waives, discharges and agrees to hold LASALLE and its officers, directors, agents, attorneys, and employees harmless from any and all claims, known or unknown, which the BORROWER may currently have against LASALLE or its officers, directors, agents, attorneys, or employees which in any way relate, pertain, or arise, directly or indirectly, from the LOANS (or any of them), the LOAN DOCUMENTS, this MODIFICATION, or which otherwise relate or pertain to the collateral securing the obligations of the BORROWER (or any of them) to LASALLE, the transactions described in this MODIFICATION, or the conduct of the parties with respect thereto.

Section 13. No Waiver. LASALLE, at any time or from time to time, may waive all or any rights under this MODIFICATION or the other LOAN DOCUMENTS, as amended, but any such waiver or indulgence by LASALLE at any time or from time to time shall not constitute a future waiver of performance or exact performance by the BORROWER.

Section 14. Waiver Of Jury Trial. The BORROWER and LASALLE each agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by the BORROWER or LASALLE, or any successor or assign of the BORROWER or LASALLE, on or with respect to this MODIFICATION or any of the LOAN DOCUMENTS, as amended pursuant to this MODIFICATION, or which in any way relates, directly or indirectly, to the obligations of the BORROWER to LASALLE under this MODIFICATION or any of the LOAN DOCUMENTS, as amended pursuant to this MODIFICATION, or the dealings of the parties with respect thereto, shall be tried only by a court and


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not by a jury. THE BORROWER AND LASALLE EACH HEREBY EXPRESSLY WAIVE ANY RIGHT
TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. The BORROWER and LASALLE acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that LASALLE would not enter into this transaction with the BORROWER if this provision were not part of their agreement.





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IN WITNESS WHEREOF, the parties have executed this MODIFICATION with the specific intention of creating a document under seal as of the date first above written.

WITNESS/ATTEST:                 BORROWER:

                                PHOENIX MEDICAL TECHNOLOGY, INC.
                                A Delaware Corporation




                                       By:   /s/ Edward W. Gallaher      (SEAL)
----------------------                      ----------------------------
                                       Name:  Edward W. Gallaher
                                             ---------------------------
                                       Title: President
                                              --------------------------



                                LASALLE:

                                LASALLE BUSINESS CREDIT, INC.,
                                A Delaware Corporation




                                       By:   /s/ Ronald W. Kerdasha, Jr. (SEAL)
----------------------                      ----------------------------
                                       Name:   Ronald W. Kerdasha, Jr.
                                             ---------------------------
                                       Title:  First Vice President
                                              --------------------------


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